Exhibit 10.1
INDEMNIFICATION AGREEMENT
     Katun Corporation (“Katun”) and Nashua Corporation (“Nashua”) (collectively, “the Parties”) hereby enter into this Indemnification Agreement (“Agreement”) to address the Parties’ rights and responsibilities relative to any costs, expenses, fees and damages that may arise from all pending claims made by Ricoh Corporation in the lawsuit entitled Ricoh Co Ltd. et al. v. Katun Corp., et al, Case No. 03CV2612(WHW), currently pending in the District of New Jersey (“the Action”). In so doing, this Agreement is intended to clarify the Parties’ obligations under the November 2000 Supply and Purchase Agreement (“Supply and Purchase Agreement”) and the April 10, 2001 Cartridge Agreement (the “Cartridge Agreement”). This Agreement covers this Action specifically. All other matters outside this Action shall be governed by the original language of said Agreements, and handled separately from this Agreement.
1.	Katun will, to the maximum extent permitted by law, indemnify and hold harmless Nashua for any monies owed as a result of any judgment rendered against Nashua in the Action, including for damages, costs, attorneys’ fees and interest. Katun and Nashua will each be responsible for their own attorney’s fees and costs. Katun will also indemnify and hold harmless Nashua for any monies to be paid to Ricoh or any other party pursuant to any settlement of the Action, provided that Katun has consented to such settlement in writing.
2.	Litigation counsel for Katun and Nashua shall use best efforts to coordinate defense of the Action (including pursuit of any counterclaims) such that counsel for Katun shall have primary responsibility for defending against the Action on behalf of both Katun and Nashua. Counsel for Nashua will provide support to counsel for Katun, primarily in connection with litigation events requiring the production of information from Nashua, such as document requests, interrogatories, or deposition notices directed to Nashua or its employees.
3.	Katun shall not pursue any rights it may have under the Supply and Purchase Agreement or the Cartridge Agreement to indemnification from Nashua related to all pending claims made by Ricoh Corporation in the Action.
4.	Each party shall retain the ability to take any and all actions necessary to protect its interests in the Action, subject to the provisions of Paragraph 1 of this Agreement.

KATUN CORPORATION	NASHUA CORPORATION

/s/ Signature Illegible	/s/ Robert S. Amrein

By:	By: Robert S. Amrein
Vice President and General Counsel

Date: February 11, 2004